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                                                                      Exhibit 21

                          CNB Financial Services, Inc.

                  Subsidiaries of CNB Financial Services, Inc.

Citizens National Bank of Berkeley     Morgan County Title Insurance Agency, LLC
Springs                                                 (33% owned)

            Subsidiary of Citizens National Bank of Berkeley Springs

CNB Insurance Services, Inc.

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